UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report:  February 14, 2005

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification Number)

11290 Pyrites Way, Suite 200 Gold River, California 95670
(Address of principal executive offices)

(916) 853-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 10, 2005, the Compensation Committee of the Board of Directors of InsWeb Corporation approved the 2005 compensation plan for the company’s three executive officers: Chief Executive Officer, Chief Financial Officer, and General Counsel and Secretary. The compensation plan is comprised of base compensation, incentive compensation and option grants.  In approving the 2005 compensation plan, the Board reviewed, among other things, data for comparable publicly traded companies in the insurance and other financial services sectors.

As approved by the Board, the 2005 base compensation for each of the executive officers is unchanged from 2004. The incentive compensation component applies to key managers above a certain salary grade, including the CFO and General Counsel and Secretary.  For each profitable quarter in 2005, an incentive compensation pool is calculated based on the amount of profitability. The CFO and the General Counsel and Secretary each would receive approximately 13% of the pool, although their percentage could increase or decrease based on the number of other participants in the pool at the time of payout. To further align the compensation of the executive officers with increased shareholder value, the compensation plan also provides an option grant of 150,000 options to the CEO, and 25,000 to both the CFO and the General Counsel and Secretary.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2005	INSWEB CORPORATION
(Registrant)

/s/ William D. Griffin

William D. Griffin
Chief Financial Officer
(Principal Accounting Officer)